Exhibit 99.1 NEWS RELEASE

Contacts:	William A. Owen	Angie Yang/Evan Pondel
	Chief Financial Officer	PondelWilkinson Inc.
	951.699.6991	310.279.5980
		investor@pondel.com

OUTDOOR CHANNEL HOLDINGS ANNOUNCES THE SALE OF ITS MEMBERSHIP DIVISION SEGMENT

Temecula, California — April 25, 2007 — Outdoor Channel Holdings, Inc. (Nasdaq: OUTD) today announced the sale of all assets, liabilities and operations related to its Membership division segment.  Thomas H. Massie, vice chairman of the board of Outdoor Channel Holdings, purchased all outstanding shares and membership interests in Gold Prospector’s Association of America LLC (GPAA) and LDMA-AU, Inc. (Lost Dutchman’s) for $3.6 million cash, which represents the net book value of the division including approximately $2.4 million of cash on its books.

Members of the Massie family, including Thomas Massie and Perry T. Massie, chairman of the board of Outdoor Channel Holdings, founded GPAA and LDMA in 1968 and 1976, respectively, as gold prospecting-themed organizations.

“This transaction enables the company to focus all efforts and resources entirely on our core operations at Outdoor Channel and, we believe, is in the best interest of shareholders,” said Roger L. Werner, president and chief executive officer.  “We are pleased that Tom Massie will be able to maintain the long heritage of the Massie family with GPAA and LDMA.  Both of these organizations will always remain, in spirit, a part of our company, and we wish Tom and the employees the greatest success in their future.”

About Outdoor Channel Holdings, Inc.

Outdoor Channel Holdings, Inc. owns and operates Outdoor Channel, a national television network dedicated to providing traditional outdoor programming to America’s 82 million anglers, hunters and outdoor enthusiasts.

Nielsen Media Research Universe Estimates for Outdoor Channel

Nielsen Media Research is the leading provider of television audience measurement and advertising information services worldwide.  Nielsen estimated that Outdoor Channel had approximately 29.8 million cable and satellite subscribers as of April 2007.  Please note that this estimate regarding Outdoor Channel’s subscriber base is made by Nielsen Media Research and is theirs alone and does not represent opinions, forecasts or predictions of Outdoor Channel Holdings, Inc. or its management. Outdoor Channel Holdings, Inc. does not by its reference above or distribution imply its endorsement of or concurrence with such information.

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